Exhibit 99.1

Chevron Corporation Policy, Government and Public Affairs Post Office Box 6078 San Ramon, CA 94583-0778 www.chevron.com
NEWS RELEASE
EXHIBIT 99.1
FOR IMMEDIATE RELEASE
CHEVRON ISSUES INTERIM UPDATE FOR FIRST QUARTER 2010
     SAN RAMON, Calif., April 8, 2010 — Chevron Corporation (NYSE:CVX) today reported in its interim update that earnings for the first quarter 2010 are expected to be higher than in the fourth quarter 2009. Upstream earnings are projected to increase, reflecting higher commodity prices, partly offset by lower liquids liftings. Downstream results, inclusive of the former Chemicals business segment, are expected to return to positive earnings in the first quarter, largely on improved refining margins.
     Basis for Comparison in Interim Update
     The interim update contains certain industry and company operating data for the first quarter 2010. The production volumes, realizations, margins and certain other items in the report are based on a portion of the quarter and are not necessarily indicative of Chevron’s quarterly results to be reported on April 30, 2010. The reader should not place undue reliance on this data.
     Unless noted otherwise, all commentary is based on two months of the first quarter 2010 versus full fourth quarter 2009 results.
UPSTREAM
     The table that follows includes information on production and price indicators for crude oil and natural gas for specific markets. Actual realizations may vary from indicative pricing due to quality and location differentials and the effect of pricing lags. International earnings are driven by actual liftings, which may differ from production due to the timing of cargoes and other factors.
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		2009				2010
						1Q thru	1Q thru
		1Q	2Q	3Q	4Q	Feb	Mar
U.S. Upstream
Net Production:
Liquids	MBD	441	467	509	518	503	n/a
Natural Gas	MMCFD	1,379	1,395	1,420	1,402	1,370	n/a
Total Oil-Equivalent	MBOED	671	700	745	751	731	n/a

Pricing:
Avg. WTI Spot Price	$/Bbl	43.19	59.71	68.14	76.03	77.41	78.83
Avg. Midway Sunset Posted Price	$/Bbl	34.44	52.69	60.06	68.17	70.30	71.57
Nat. Gas-Henry Hub “Bid Week” Avg.	$/MCF	4.91	3.49	3.40	4.16	5.56	5.30
Nat. Gas-CA Border “Bid Week” Avg.	$/MCF	4.01	3.00	3.10	4.28	5.77	5.46
Nat. Gas-Rocky Mountain “Bid Week” Avg.	$/MCF	3.20	2.25	2.57	3.83	5.32	5.03

Average Realizations:
Crude	$/Bbl	36.85	53.21	63.28	70.28	72.75	n/a
Liquids	$/Bbl	36.00	50.42	60.20	67.42	70.23	n/a
Natural Gas	$/MCF	4.14	3.27	3.28	4.23	5.64	n/a

International Upstream
Net Production:
Liquids	MBD	1,360	1,346	1,350	1,393	1,390	n/a
Natural Gas	MMCFD	3,642	3,593	3,475	3,652	3,695	n/a
Mined Bitumen	MBD	25	26	27	25	26	n/a
Total Oil Equivalent — incl. Mined Bitumen	MBOED	1,992	1,970	1,957	2,027	2,032	n/a

Pricing:
Avg. Brent Spot Price [1]	$/Bbl	44.46	59.13	68.15	74.53	74.91	76.36

Average Realizations:
Liquids	$/Bbl	39.43	53.17	61.90	68.42	69.34	n/a
Natural Gas	$/MCF	4.21	3.73	3.92	4.15	4.58	n/a

[1]	The Avg. Brent Spot Price is based on Platts daily assessments, using Chevron’s internal formula to produce a quarterly average.
     Compared with the average for the fourth quarter 2009, U.S. net oil-equivalent production during the first two months of the first quarter dropped 20,000 barrels per day, primarily in the Gulf of Mexico, reflecting the absence of a favorable royalty settlement recognized in the prior quarter. International net oil-equivalent production through two months rose slightly compared with fourth quarter 2009, an increase of 5,000 barrels per day.
     For the first two months of the first quarter, average U.S. crude oil realizations increased $2.47 per barrel to $72.75. International liquids realizations rose about $1 per barrel to $69.34. U.S. natural gas realizations increased $1.41 to $5.64 per thousand cubic feet compared with the fourth quarter, while average international natural gas realizations improved $0.43 to $4.58 per thousand cubic feet.
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DOWNSTREAM
     The table that follows includes industry benchmark indicators for refining, marketing and chemicals margins. Actual margins realized by the company will differ due to crude and product mix effects, planned and unplanned shutdown activity and other company-specific and operational factors.

		2009				2010
						1Q thru	1Q thru
		1Q	2Q	3Q	4Q	Feb	Mar
Downstream

Market Indicators:	$/Bbl

Refining Margins
U.S. West Coast — Blended 5-3-1-1		19.20	15.18	16.13	11.83	11.51	13.04
U.S. Gulf Coast — Maya 5-3-1-1		14.74	13.46	12.54	11.56	14.75	16.82
Singapore — Dubai 3-1-1-1		5.49	4.08	4.54	2.46	6.31	6.38
N.W. Europe — Brent 3-1-1-1		4.18	4.36	4.23	3.59	4.60	5.07

Marketing Margins
U.S. West — Weighted DTW to Spot		0.83	3.61	8.96	7.71	7.50	6.87
U.S. East — Houston Mogas Rack to Spot		2.19	2.91	3.47	3.18	3.34	3.18
Asia-Pacific / Middle East / Africa		4.67	4.26	4.04	4.37	4.89	n/a

Actual Volumes:
U.S. Refinery Input	MBD	938	923	879	856	891	n/a
Int’l Refinery Input	MBD	985	970	985	975	992	n/a
U.S. Branded Mogas Sales	MBD	613	639	623	595	571	n/a

Chemicals Source: CMAI	Cents/lb
Ethylene Industry Cash Margin		7.63	6.89	8.45	7.96	13.77	16.94
HDPE Industry Contract Sales Margin		18.01	24.61	27.65	22.35	17.17	18.67
Styrene Industry Contract Sales Margin		14.82	13.86	11.52	11.10	10.40	10.88
Note: Prices, economics, and views expressed by CMAI are strictly the opinion of CMAI and Purvin & Gertz and are based on information collected within the public sector and on assessments by CMAI and Purvin & Gertz staff utilizing reasonable care consistent with normal industry practice. CMAI and Purvin & Gertz make no guarantee or warranty and assume no liability as to their use.
     For the full first quarter, worldwide refining indicator margins improved from depressed fourth quarter levels. Marketing and chemical indicator margins were mixed.
     During the first two months of the first quarter, daily U.S. refinery crude-input volumes were up 35,000 barrels, following planned fourth quarter maintenance at the El Segundo refinery in California. Outside the United States, refinery crude-input volumes were up 17,000 barrels per day, largely due to higher crude inputs at affiliate refineries in South Korea and Thailand.
     Downstream earnings are expected to include a charge of approximately $150 million for employee severances stemming from workforce reductions.
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ALL OTHER
     The company’s general guidance for the quarterly net after-tax charges related to corporate and other activities is between $250 million and $350 million. Due to foreign currency effects and the potential for irregularly occurring accruals related to income taxes, pension settlements and other matters, actual results may significantly differ from the guidance range.
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NOTICE
Chevron’s discussion of first quarter 2010 earnings with security analysts will take place on Friday, April 30, 2010, at 8:00 a.m. PDT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s website at www.chevron.com under the “Investors” section. Additional financial and operating information will be contained in the Earnings Supplement that will be available under “Events & Presentations” in the “Investors” section on the website.
CAUTIONARY STATEMENT RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE
PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM
ACT OF 1995
This interim update of Chevron Corporation contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this interim update. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude-oil and natural-gas prices; changing refining, marketing and chemical margins; actions of competitors or regulators; timing of exploration expenses; timing of crude-oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude-oil and natural-gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s net production or manufacturing facilities or delivery/transportation networks due to war, accidents, political events, civil unrest, severe weather or crude-oil production quotas that might be imposed by the Organization of Petroleum Exporting Countries; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant investment or product changes under existing or future environmental statutes, regulations and litigation; the potential liability resulting from other pending or future litigation; the company’s future acquisition or disposition of assets and gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, changes in fiscal terms or restrictions on scope of company operations; foreign-currency movements compared with the U.S. dollar; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” on pages 30 through 32 of the company’s 2009 Annual Report on Form 10-K. In addition, such statements could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed in this interim update could also have material adverse effects on forward-looking statements.